Exhibit 99.01

Neuralstem Reports Second Quarter 2016 Results and Provides Business and Clinical Updates

Dr. Karl Johe Resigns from Board of Directors; Company Announces Creation of Scientific Policy Committee with Dr. Johe as Chairman

GERMANTOWN, Md., Aug. 11, 2016 (GLOBE NEWSWIRE) -- Neuralstem, Inc. (Nasdaq:CUR), a biopharmaceutical company focused on the development of central nervous system therapies based on its neural stem cell technology, reported its financial results and provided business and clinical updates for the three and six months periods ended June 30, 2016.

“During the quarter, we have taken measures to improve the Company’s cost structure and completed initiatives to strengthen the organization, particularly with the formation of a new Scientific Policy Committee,” commented Rich Daly, President and Chief Executive Officer. “This quarter brought clinical advancements with our lead compound, NSI-189, and we are pleased with progression of the enrollment the ongoing Phase 2 MDD trial, with results expected in the second half of 2017.   Additionally, the preclinical long-term potentiation data announced in June, provided insight to NSI-189’s mechanism of action and the possible therapeutic benefit of improvement in cognitive function, further supporting the validity of our proprietary novel technology.”

Recent Business Highlights

  In May 2016, the Company completed a public offering of securities and, separately, a private placement of securities, which resulted in total gross proceeds of $9.1 million and net proceeds of approximately $8.2 million from the offerings.
  Also in May 2016, the Company underwent a workforce reduction to better align the organization with its refocused corporate strategy. The Company undertook the following cost savings measures during the second quarter of 2016:
    The compensation of the Company’s non-employee directors was reduced from $200,000 per annum to $100,000 per annum.
    Richard Daly, CEO and Dr. Karl Johe, CSO, voluntarily agreed to salary reductions.
    Richard Garr, the Company’s former CEO and President, voluntarily took a reduction in his severance payments, resulting in savings to the Company of approximately $354,000.
    The Compensation Committee determined to defer all compensation under the non-employee director compensation policy for the year 2016 until such time as the Company is adequately funded, or the shareholders approve an amendment to one of the equity compensation plans to increase the number of shares, but in no event prior to July 1, 2017.
  In June 2016, Richard Daly, President and Chief Executive Officer, was appointed as Chairman of the Board. Mr. Daly joined the Company in February 2016.
  In August, Dr. Karl Johe resigned from the Board of Directors. Dr. Johe will remain as Chief Scientific Officer, but he will no longer be considered an officer of the Company. In this capacity, Dr. Johe will continue to report to the Chief Executive Officer.  The Board of Directors created a Scientific Policy Committee to oversee all scientific development policies, duties and responsibilities of the role of Chief Scientific Officer. Committee members include Dr. Johe, Chief Scientific Officer, Richard Daly, President and Chief Executive Officer, and Dr. Thomas Hazel, Senior Vice President of Research.

Pipeline Summary

  NSI-189 Phase 2 clinical trial for the treatment of Major Depressive Disorder (MDD)
    In May 2016, the Company enrolled the first subject in our NSI-189 Phase 2 clinical trial for the treatment of MDD. We expect to release data on this double-blind, randomized, placebo-controlled, 220 subject study in the second half of 2017.
  NSI-566 Phase 1 and 2 safety trials for the treatment of Amyotrophic Lateral Sclerosis (ALS)
    In September 2015, NSI-566 ALS Phase 2 and combined Phase 1 and Phase 2 data on 24 patients were presented at the American Neurological Association Annual Meeting by the principal investigator, Eva Feldman, MD, PhD, Director of the A. Alfred Taubman Medical Research Institute and Director of Research of the ALS Clinic at the University of Michigan Health. The data showed that the intraspinal transplantation of the cells was safe and well tolerated.
  NSI-566 Phase 1 safety trial for the treatment of chronic Spinal Cord Injury (cSCI)
    In January 2016, the Company reported on the interim status of the Phase I safety study in four patients with complete chronic paraplegia due to thoracic spinal cord injuries (T2-T12). The stem cell treatment demonstrated feasibility and safety. The data confirmed self-reported ability to contract some muscles below the level of injury via clinical and electrophysiological follow-up examinations in one of the four patients treated. All patients will be followed for five years. This study was completed with the collaboration of the UCSD School of Medicine, supported by the UCSD Sanford Stem Cell Clinical Center. Substantially all of the clinical costs of this study have been and will continue to be funded by grants arranged through the University of California, San Diego.
  NSI-566 Phase 1 safety trial for the treatment of motor deficits in stroke
    In March, 2016, the Company completed dosing the third planned cohort in a Phase 1 clinical trial evaluating safety at BaYi Brain Hospital in Beijing.  Patients are currently being monitored through their 24-month observational follow-up period. The trial is being conducted by Suzhou Neuralstem, a wholly owned subsidiary of Neuralstem in China, at BaYi Brain Hospital in Beijing, China.

Pre-Clinical Development Pipeline

  In June, 2016, the Company announced that new in vitro data on NSI-189, which showed enhancement of long-term potentiation (LTP) in mouse models, and provided further insight into the drug’s mode of action.  In a study entitled “NSI-189, a neurogenic compound enhances short-term and long-term potentiation in C57Bl/6 mice and reverses LTP impairment in a mouse model of Angelman syndrome,” investigators determined that NSI-189 increased LTP magnitude in a time-dependent manner within hours of incubation in hippocampal slices and that NSI-189’s effect is cumulative over exposure time.

Results of Operations for the Six Months Ended June 30, 2016

  Research and development expenses decreased approximately $955,000 or 15 percent for the six month period ending June 30, 2016 compared to the comparable period of 2015. This was primarily attributable to a decrease in pre-clinical and manufacturing costs partially offset by an increase clinical trial expenses related to the initiation of our Phase 2 MDD study.
  General and Administrative Expenses increased approximately $1,415,000 or 45 percent for the six months ended June 30, 2016 over the comparable period of 2015 This was primarily due to a severance accrual and increased non-cash stock based compensation resulting from the accelerated vesting of options, both related to the resignation of our former Chief Executive Officer, coupled with non-cash stock based compensation expense resulting from grants to our new Chief Executive Officer, all partially offset by a decrease in our employee bonus expense.
  Other expenses, net totaled approximately $390,000 and $893,000 for the six month period ending June 30, 2016 and 2015, respectively.  Other expense, net in 2016 consisted of approximately $467,000 of fees related to the issuance of our derivative instruments and $709,000 of interest related to our long term debt partially offset by a gain of approximately $757,000 related to the fair value adjustment of our derivative instruments.
  Other expenses, net in 2015 consisted primarily of approximately $913,000 of interest expense principally related to the Company’s long-term debt partially offset by approximately $30,000 in interest income.

Neuralstem, Inc.

Unaudited Condensed Consolidated Balance Sheets

	June 30, 2016	December 31, 2015

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$11,128,763	$4,716,533
Short-term investments	-	7,517,453
Trade and other receivables	5,085	37,316
Prepaid expenses	705,840	1,159,782
Total current assets	11,839,688	13,431,084

Property and equipment, net	363,192	343,200
Patents, net	1,034,069	1,103,467
Other assets	57,916	71,797
Total assets	$13,294,865	$14,949,548

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable and accrued expenses	$2,501,518	$1,455,826
Accrued bonuses	-	161,362
Current portion of long-term debt, net of fees and discount	5,905,672	4,545,180
Other current liabilities	204,464	263,104
Total current liabilities	8,611,654	6,425,472

Long-term debt, net of fees, discount and current portion	-	3,382,654
Derivative instruments	3,824,895	-
Other long-term liabilities	21,825	174,144
Total liabilities	12,458,374	9,982,270

STOCKHOLDERS' EQUITY
Preferred stock, 7,000,000 shares authorized, zero shares issued and outstanding	-	-
Common stock, $0.01 par value; 300 million shares authorized, 114,760,960 and 92,005,705 shares outstanding in 2016 and 2015, respectively	1,147,610	920,057
Additional paid-in capital	182,101,289	176,002,832
Accumulated other comprehensive income	4,566	3,071
Accumulated deficit	(182,416,974)	(171,958,682)
Total stockholders' equity	836,491	4,967,278
Total liabilities and stockholders' equity	$13,294,865	$14,949,548

Neuralstem, Inc.

Unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015

Revenues	$2,500	$2,500	$5,000	$5,417

Operating expenses:
Research and development expenses	2,474,629	3,312,841	5,540,219	6,495,664
General and administrative expenses	1,362,140	1,684,381	4,532,662	3,117,455
Total operating expenses	3,836,769	4,997,222	10,072,881	9,613,119
Operating loss	(3,834,269)	(4,994,722)	(10,067,881)	(9,607,702)

Other income (expense):
Interest income	13,433	16,084	24,569	29,653
Interest expense	(322,407)	(459,073)	(708,913)	(912,807)
Change in fair value of derivative instruments	757,275	-	757,275	-
Fees related to issuance of derivative instrument and other expenses	(466,541)	(10,326)	(463,342)	(10,326)
Total other income (expense)	(18,240)	(453,315)	(390,411)	(893,480)

Net loss	$(3,852,509)	$(5,448,037)	$(10,458,292)	$(10,501,182)

Net loss per share - basic and diluted	$(0.04)	$(0.06)	$(0.11)	$(0.12)

Weighted average common shares outstanding - basic and diluted	105,835,578	90,791,285	98,887,421	90,004,597

Comprehensive loss:
Net loss	$(3,852,509)	$(5,448,037)	$(10,458,292)	$(10,501,182)
Foreign currency translation adjustment	3,268	(18)	1,495	(5)
Comprehensive loss	$(3,849,241)	$(5,448,055)	$(10,456,797)	$(10,501,187)

About Neuralstem

Neuralstem's patented technology enables the commercial-scale production of multiple types of central nervous system stem cells, which are being developed as potential therapies for multiple central nervous system diseases and conditions.

Neuralstem's ability to generate neural stem cell lines from human hippocampus, which were used for systematic chemical screening for neurogenesis effect, led to the discovery and patenting of molecules that Neuralstem believes may stimulate the brain's capacity to generate new neurons, potentially reversing pathophysiologies associated with certain central nervous system (CNS) conditions.

The Company has completed Phase 1a and 1b trials evaluating NSI-189, its first neurogenic small molecule product candidate, for the treatment of major depressive disorder (MDD), and is currently conducting a Phase 2 efficacy study for MDD.

Neuralstem's first stem cell product candidate, NSI-566, a spinal cord-derived neural stem cell line, is under development for treatment of amyotrophic lateral sclerosis (ALS). Neuralstem has completed two clinical studies, in a total of 30 patients, which met primary safety endpoints.

In addition to ALS, NSI-566 is also in a Phase 1 study to treat paralysis due to chronic spinal cord injury, as well as in a Phase 1 study to treat paralysis from ischemic stroke.

Cautionary Statement Regarding Forward Looking Information:

This news release contains "forward-looking statements" made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate to future, not past, events and may often be identified by words such as "expect," "anticipate," "intend," "plan," "believe," "seek" or "will." Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Specific risks and uncertainties that could cause our actual results to differ materially from those expressed in our forward-looking statements include risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Neuralstem's periodic reports, including the Annual Report on Form 10-K for the year ended December 31, 2015, and filed with the Securities and Exchange Commission (SEC) on March 14, 2016, Form 10-Q for the period ended June 30, 2016, and in other reports filed with the SEC.

Neuralstem Contact:

Danielle Spangler
Director, Investor Relations
301.366.1481

Media Contact:

Eliza Schleifstein
Argot Partners
Managing Director, Media
973.361.1546